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                                                                    Exhibit 11.1

                       U.S. Restaurant Properties, Inc.
                   Calculation of Net Loss per Common Share
                     (In thousands, except per share data)

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
                                                                                  Years ended December 31,
                                                                    2000                     1999                     1998
                                                                 ----------               ----------               ----------

Net loss allocable to common stockholders                        $   (7,147)              $   (6,312)              $   (1,185)
                                                                 ==========               ==========               ==========

Weighted average common shares outstanding                           15,404                   14,863                   13,325

Common stock equivalents                                                  -                        -                        -
                                                                 ----------               ----------               ----------

Common shares and common stock equivalents                           15,404                   14,863                   13,325
                                                                 ==========               ==========               ==========

Net loss per common share:

   Basic and diluted                                                $ (0.46)                 $ (0.42)                 $ (0.09)
                                                                 ==========               ==========               ==========


Anti-dilutive common stock equivalents excluded:
  Convertible preferred stock                                    3,453,254                3,453,254                3,453,254
  OP units                                                       1,285,866                1,218,691                1,151,212
  Guaranteed stock                                                 188,264                  100,483                    1,129
  Contingent stock                                                 820,492                  825,000                  125,673
  Stock options                                                          -                   42,428                  163,656
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